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                                                                    Exhibit 12.1

                          Hanover Compressor Company
               Computation of Ratio of Earnings to Fixed Charges
                       (Amounts in thousands of dollars)

                                                                                                Nine Months ended
                                                            Year Ended December 31,               September 30,
                                                    1999     1998     1997     1996     1995      2000     1999
                                                    ----     ----     ----     ----     ----      ----     ----
                                                                                                   (unaudited)
Earnings:
Pretax income from continuing operations.........  $63,586  $49,636  $28,685  $16,953  $ 8,099  $ 62,653  $43,665

Add:
Interest on indebtedness and amortization of
  debt expense and discount......................    9,064   11,716   10,728    6,594    4,560    10,336    7,841
Interest component of rent expense...............   22,486    6,310      113      132      100    30,031   14,922
Equity in losses of joint ventures...............        -      137      342        -        -         -        -
                                                   -------  -------  -------  -------  -------  --------  -------
   Earnings as adjusted                             95,136   67,799   39,868   23,679   12,759   103,020   66,428
                                                   -------  -------  -------  -------  -------  --------  -------

Fixed charges:
Interest on indebtedness and amortization of
  debt expense and discount......................   10,597   11,716   10,728    6,594    4,560    11,613    7,841
Interest component of rent expense...............   22,486    6,310      113      132      100    30,031   14,922
                                                   -------  -------  -------  -------  -------  --------  -------
   Fixed charges.................................   33,083   18,026   10,841    6,726    4,660    41,644   22,763
                                                   -------  -------  -------  -------  -------  --------  -------

Ratio of earnings to fixed charges...............     2.88     3.76     3.68     3.52     2.74      2.47     2.92
                                                   =======  =======  =======  =======  =======  ========  =======
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